EXHIBIT 10.1

U.S.$150,000,000

CREDIT AGREEMENT

Dated as of February 27, 2013

Among

GRAÑA Y MONTERO S.A.A.,

as Borrower,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

BBVA BANCOMER S.A., INSTITUCIÓN DE

BANCA MULTIPLE, GRUPO FINANCIERO BBVA BANCOMER,

as Administrative Agent,

BBVA CONTINENTAL,

as Collateral Agent,

and

BBVA SECURITIES INC.,

as Sole Lead Arranger and Bookrunner

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Table of Contents

		Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01	Certain Defined Terms	1
Section 1.02	Computation of Time Periods; Other Definitional Provisions	16
Section 1.03	Accounting Terms	17
Section 1.04	Currency Equivalents Generally	17

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01	The Advances	17
Section 2.02	Making the Advances	17
Section 2.03	Fees	18
Section 2.04	Termination or Reduction of the Commitments	19
Section 2.05	Repayment	19
Section 2.06	Interest	19
Section 2.07	Interest Rate Determination	19
Section 2.08	Prepayments	19
Section 2.09	Increased Costs	21
Section 2.10	Illegality	22
Section 2.11	Payments and Computations	22
Section 2.12	Taxes	23
Section 2.13	Sharing of Payments, Etc.	26
Section 2.14	Evidence of Debt; Notes	26
Section 2.15	Use of Proceeds	27
Section 2.16	Replacement of Lenders	27

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01	Conditions Precedent to Effectiveness of Section 2.01	28
Section 3.02	Conditions Precedent to Each Borrowing	30
Section 3.03	Determinations Under Section 3.01	31

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Borrower	31

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.01	Affirmative Covenants	37

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Schedules

Schedule I	-	List of Applicable Lending Offices
Schedule 3.01(b)	-	Disclosed Litigation
Schedule 4.01(a)	-	Equity Interests in Loan Parties
Schedule 4.01(c)	-	Equity Interests in Subsidiaries
Schedule 4.01(m)	-	Existing Indebtedness
Schedule 4.01(o)	-	Existing Liens
Schedule 4.01(aa)	-	Labor Matters
Schedule 4.01(dd)	-	Calculation of Consolidated EBITDA
Schedule 5.02(f)	-	Investments

Exhibits

Exhibit A-1	-	Form of Promissory Note
Exhibit A-2	-	Form of Note Filling Agreement
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Peruvian Account Pledge
Exhibit E	-	Form of Guaranty
Exhibit F	-	Form of Opinion of In-House Counsel to the Loan Parties
Exhibit G	-	Form of Opinion of New York Counsel to the Loan Parties

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CREDIT AGREEMENT

Dated as of February 27, 2013

Graña y Montero S.A.A., a sociedad anónima abierta organized under the laws of Perú (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, BBVA Continental (“BBVA Continental”), as collateral agent for the Secured Parties (as hereinafter defined) (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”), and BBVA Bancomer S.A., Institución de Banca Multiple, Grupo Financiero BBVA Bancomer (“BBVA Bancomer”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”, and, together with the Collateral Agent, the “Agents”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the recital of parties hereto.

“Advance” means an advance by a Lender to the Borrower pursuant to Article II.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at JPMorgan Chase New York, 270 Park Avenue, New York 10017, USA, Account No. 400001942, ABA No. 021 000 021, Account Name: BBVA Bancomer, S.A., Mexico D.F., Reference: Graña y Montero, Attention: Concepción Zúñiga.

“Agents” has the meaning specified in the recital of parties hereto.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person or is a director or officer of such Person. “Affiliate”, as applied to an Agent or a Lender, means each direct or indirect parent corporation and controlling person (within the meaning of the Exchange Act) of such Lender or Agent and each direct or indirect Subsidiary of each such parent corporation and each of their respective directors, officers and agents.

“Agreement Value” means, as to any Person, for each Hedge Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreement of such Person, (a) for any date on or after the date such Hedge Agreement has been closed out and a termination value determined in accordance therewith, such termination value and (b) for any date prior to the date referenced in foregoing clause (a), the amount determined as the mark-to-market value for such Hedge Agreement, as determined by such Person based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement

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(which may include a Lender or any Affiliate of a Lender) or, absent any such provision in such Hedging Agreement, the amount required to be recorded as a liability on the balance sheet of such Person with respect to such Hedging Agreement in accordance with IFRS.

“Alternate Rate” means, on any date of determination, a rate per annum which shall at all times be equal to the highest of:

(a) the Prime Rate in effect on such day;

(b) the Federal Funds Rate in effect on such day plus  1/2 of 1.00%; and

(c) LIBO Rate for an interest period of one month in effect on such day plus 1.00%.

“Applicable Lending Office” means, with respect to each Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means 4.25% per annum.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07 or by the definition of Eligible Assignee), and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Basel III” means the bank capital and liquidity standards released by the Basel Committee in December 2010, any subsequent standards or guidelines that supplement, clarify, or are ancillary or related thereto and any successor thereof set forth by the Basel Committee, or as implemented by a Lender’s prudential supervisory authority.

“Basel Committee” means The Basel Committee on Banking Regulations and Supervisory Practices.

“BBVA Bancomer” has the meaning specified in the recital of parties hereto.

“BBVA Continental” has the meaning specified in the recital of parties hereto.

“Board of Directors” means the board of directors (including the Consejo de Administración, as applicable) of a Person duly appointed by the holders of the Voting Stock of such Person.

“Borrower” has the meaning specified in the recital of parties hereto.

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“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, Mexico Distrito Federal or Lima, Perú or, if the applicable Business Day relates to any Advance or date of determination of the LIBO Rate, on which dealings are carried on in the London, England interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with IFRS, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by any Loan Party free and clear of all Liens other than Permitted Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) Dollar-denominated investments in (i) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (ii) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (iii) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least U.S.$1,000,000,000, (iii) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s, “A-1” (or the then equivalent grade) by S&P’s or “F-1” (or the then equivalent grade) by Fitch, (iv) Investments, classified in accordance with IFRS as current assets of such Loan Party, in money market funds that are registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from Moody’s, S&P or Fitch and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a)(i), (ii) and (iii) of this definition, (v) marketable securities issued or expressly and unconditionally guaranteed by the government of Perú with a credit rating of at least “BBB-” (or the then equivalent grade) by S&P or the equivalent rating by Moody’s or Fitch and (vi) marketable securities issued by any corporation organized under the laws of Perú or by any Peruvian Financial Institution and rated at least “BBB-” (or the then equivalent grade) by S&P or the equivalent rating by Moody’s or Fitch and (b) Peruvian Sol denominated investments in (i) securities issued or expressly and unconditionally guaranteed by the government of Perú with a local currency credit rating of at least “BBB-” (or the then equivalent grade) by S&P or the equivalent rating by Moody’s or Fitch, (ii) certificates of deposit issued by any Peruvian Financial Institution with a local currency credit rating of at least “BBB-” (or the then equivalent grade) by S&P or the equivalent rating by Moody’s or Fitch or (iii) commercial paper issued by any corporation organized under the laws of Perú and rated at least “BBB” (or the then equivalent grade) by S&P or the equivalent rating by Moody’s or Fitch.

“Casualty Event” means any event that gives rise to the receipt by any Loan Party of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

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“Change of Control” means (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and their respective Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the G&M Holders, shall at any time (i) have acquired direct or indirect beneficial ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5) of Equity Interests having the power to vote or direct the voting of such Equity Interests having more than the percentage of the ordinary voting power of the Borrower owned in the aggregate, directly or indirectly, beneficially, by the G&M Holders or (ii) Control the Borrower, or (b) the G&M Holders shall at any time fail to have the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least two members of the Board of Directors of the Borrower.

“Change of Law” means the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof, in each case, after the date hereof by any Governmental Authority or by any Person with oversight or authority over banks or financial institutions; provided that notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (b) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, under clauses (a) and (b) above be deemed to be a “Change of Law”, regardless of the date adopted, issued, promulgated or implemented.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, each as amended or modified from time to time.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the recital of parties hereto.

“Collateral Documents” means the Peruvian Account Pledge and any other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” has the meaning specified in Section 2.01.

“Communications” has the meaning specified in Section 8.02(b).

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“Confidential Information” means information that a Loan Party furnishes to the Administrative Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent on a non-confidential basis or such Lender from a source other than a Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with IFRS.

“Consolidated Adjusted Debt” means, with respect to any Loan Party, as of any date of determination, (a) Consolidated Debt of such Loan Party as of such date (other than any comfort letter not constituting Indebtedness) less (b) the aggregate amount of Debt obligations of each Project Company that is a Subsidiary of (or is partially owned by) such Loan Party (other than any such obligation for which the holder thereof has recourse to such Loan Party (but only to the extent of such recourse)) as of such date.

“Consolidated Adjusted Debt Coverage Ratio” means, with respect to any Loan Party, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt of such Loan Party as of such date to (b) Consolidated Adjusted EBITDA of such Loan Party for the rolling four fiscal quarter period most recently ended as of such date.

“Consolidated Adjusted EBITDA” means, with respect to any Loan Party, for any period, Consolidated EBITDA of such Loan Party for such period less any EBITDA attributable to a Project Company that is a Subsidiary of (or is partially owned by) such Loan Party for such period.

“Consolidated Debt” means, with respect to any Loan Party, as of any date of determination, the Debt of such Loan Party and its Subsidiaries on a Consolidated basis as of such date.

“Consolidated EBITDA” means, with respect to any Loan Party, for any period, the EBITDA of such Loan Party and its Subsidiaries on a Consolidated basis for such period.

“Consolidated Net Worth” means, with respect to any Loan Party, as of any date of determination, for such Loan Party and its Subsidiaries on a Consolidated basis, Shareholders’ Equity of such Loan Party and its Subsidiaries as of such date.

“Consolidated Total Assets” means, with respect to any Loan Party, as of any date of determination, for such Loan Party and its Subsidiaries on a Consolidated basis, the total amount of all assets of such Loan Party and its Subsidiaries as of such date, calculated based on the most recent consolidated balance sheet required to be delivered to the Administrative Agent pursuant to this Agreement.

“Control” means, with respect to any Person, the possession, directly or indirectly, including by contract or otherwise, of either (a) the power to vote 50% or more of the Voting Stock of such Person or (b) more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such Person (irrespective of whether at the time capital stock of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency). “Controlling” and “Controlled” have meanings correlative thereto.

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“Debt” means, with respect to any Person, as of any date of determination, without duplication, the sum of (a) short term financial debt (obligaciones financieras under Pasivo Corriente) of such Person outstanding as of such date, including bank loans, commercial paper, bonds, financial leases, current portion of long-term debt, (b) long term financial debt (obligaciones financieras under Pasivo No Corriente) of such Person outstanding as of such date, including long-term bank loans, bonds and financial leases and (c) all obligations of such Person under financial instrument derivatives (instrumentos financieros derivados) (including, for the avoidance of doubt, under any Hedge Agreements) outstanding as of such date, in each case, in accordance with IFRS as reflected on the financial statements most recently delivered pursuant to Section 5.01(i).

“Debt Service” means, for any period, the sum of all payments of interest, principal, expenses, financing costs, termination costs and fees and all other amounts made or required to be made by the Borrower during such period pursuant to the terms and conditions of the Loan Documents.

“Debt Service Coverage Ratio” means, as of any date of determination, the ratio, for the Borrower on an unconsolidated basis, of (i) operating income (utilidad (pérdida) operativa) of the Borrower for the relevant period ending on such date plus any amounts attributable to depreciation and amortization of the Borrower for such period plus interest income (ingresos financieros) minus capital expenditures minus tax payments minus working capital variations minus cash deposited in the Debt Service Reserve Account to (ii) the amount of Debt Service, in each case, for the rolling four fiscal quarter period most recently ended as of such date and for which financial statements are available pursuant to Section 5.01(i).

“Debt Service Reserve Account” means account number 0011-0586-0100026578 maintained by the Borrower with Collateral Agent in Perú pursuant to the Peruvian Account Pledge and designated as the “Debt Service Reserve Account”.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning specified in Section 2.06(b).

“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (a) such Lender has failed for 5 Business Days or more to comply with its obligations under this Agreement to make an Advance (each a “funding obligation”), (b) such Lender has notified the Administrative Agent in writing, or has stated publicly, that it will not comply with any such funding obligation or (c) such Lender is insolvent, or an event described in Section 6.01(e) has occurred and is continuing with respect to such Lender; provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership

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interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof; provided, further, that clauses (a) and (b) above shall not apply to a failure comply with a funding obligation arising from a good faith dispute under this Agreement. Any determination that a Lender is a Defaulting Lender under clauses (a) through (c) above shall be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower referred to above.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“EBITDA” means, with respect to any Person, for any period, operating income (utilidad (pérdida) operativa) of such Person for such period minus profits from sales of investments (ingresos por venta de inversiones) minus profits from sales of property, plant and equipment (ingresos por venta de inmuebles, maquinaria y equipo) minus profits related to business acquisitions (ganancia en combinacion de negocios) (net of costs of such sales and combinations) plus any amounts attributable to depreciation and amortization of such Person for such period, in each case, in accordance with IFRS as reflected on the financial statements most recently delivered pursuant to Section 5.01(i).

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) a commercial bank or financial institution, (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or the Cayman Islands or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of U.S.$500,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d) or (e) a Peruvian Financial Institution; provided, however, that neither a Loan Party nor an Affiliate of a Loan Party shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response,

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remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local, national, regional or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance, including of Perú or the United States or any of their respective applicable political subdivisions, relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares or other interests are authorized or otherwise existing on any date of determination.

“Event of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Indebtedness” means Indebtedness of each Loan Party outstanding immediately before the occurrence of the Effective Date.

“Existing Liens” has the meaning specified in Section 4.01(o).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to:

(a) the weighted average of the rates on overnight federal funds transactions with members of the U.S. Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

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“Fitch” means Fitch Ratings, Inc.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranties” means the Guaranty delivered pursuant to Section 3.01(f)(iv), together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j).

“Guarantor” means each of GyM S.A., Graña y Montero Petrolera S.A., Concar S.A., Viva GyM S.A. and each other Subsidiary of the Borrower that executes and delivers a Guaranty pursuant to Section 5.01(j).

“G&M Holders” means, collectively, (a) GH Holding Group Corp., Bethel Enterprises Inc., Byron Development S.A. or any of their respective Affiliates and (b) Hernando Graña Acuña and any trust or entity 100% owned and Controlled by or established for the sole benefit of, or the estate of, Hernando Graña Acuña or his spouse or lineal descendants.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Historical Financial Statements” has the meaning specified in Section 4.01(f).

“IFRS” means the International Financial Reporting Standards, as adopted, and in effect from time to time, by the International Accounting Standards Board, consistently applied throughout the periods involved.

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“IGV” means the Peruvian value-added tax (Impuesto General a las Ventas), which is currently regulated by Legislative Decree N° 821, the amended and restated version of which was approved by Supreme Decree N° 055-99-EF, as in effect on the date hereof.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person in respect of acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Indebtedness and other payment obligations of others referred to in clauses (a) through (h) above or clause (j) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; provided that Guaranteed Debt shall not include any comfort letter that does not impose any of the obligations referred to in any of clauses (a) through (h) above or clause (j) below and (j) all Indebtedness and other payment obligations referred to in clauses (a) through (i) above (including Guaranteed Debt) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. For the avoidance of doubt, “Indebtedness” shall include Debt.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Initial Lenders” has the meaning specified in the recital of the parties hereto.

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“Interest Period” means, initially, the period commencing on the Effective Date or the date of each Advance (if such Advance is made after the Effective Date) and ending on the date three months after the Effective Date, and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending three months after such date; provided, however, that:

(i) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the immediately succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the immediately succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(iii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Indebtedness of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (i) or (j) of the definition of Indebtedness in respect of such Person.

“ITF” means the Peruvian Impuesto a las Transacciones Financieras regulated by Law Nº 28194, the amended and restated version of which was approved by Supreme Decree N° 047-2004-EF, as in effect on the date hereof.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07, for so long as such Initial Lender or Person shall be a party hereto.

“LIBO Rate” means, with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the LIBO Rate shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the respective rates at which Dollar deposits

11	GyM Credit Agreement

are offered to the Administrative Agent at or about 11:00 a.m., New York time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding the foregoing, if at any time the rate determined pursuant to this definition is below zero, the LIBO Rate will be deemed to be zero.

“Lien” means any lien, security interest, assignment in trust or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Note Filling Agreements, (d) the Guaranties and (e) the Collateral Documents.

“Loan Parties” means the Borrower and each Guarantor.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Agent or Lender under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of U.S.$5,000,000 (or its equivalent in other currencies) or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Maturity Date” means February 27, 2018.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any asset Disposition or Casualty Event, the gross proceeds received by any Loan Party therefrom (including any insurance proceeds, condemnation awards, cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise), as and when received minus the sum of (without duplication) (a) taxes paid or reasonably estimated to be payable as a result thereof, (b) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (c) the principal amount of, premium, if any, and interest on (as well as all reasonable and customary out-of-pocket fees and expenses incurred in connection therewith) any Indebtedness secured by a Lien on the asset (or a portion thereof) Disposed of or impacted by such Casualty Event, which Indebtedness is actually so repaid.

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“Note” means an incomplete promissory note of the Borrower (pagaré incompleto) payable to the order of a Lender, in substantially the form of Exhibit A-1, to be completed pursuant to the relevant Note Filling Agreement with the aggregate Indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender, and with a guarantee (aval) thereon duly executed by each Guarantor.

“Note Filling Agreement” means a note filling agreement (acuerdo de llenado) executed by the Borrower and the relevant Lender, in substantially the form of Exhibit A-2, regulating the manner in which such Lender will complete the Note held by it prior to exercising any right under such Note.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” has the meaning specified in Section 2.12.

“Payment Account” means account number 0011-0586-0100026551 maintained by the Borrower with the Collateral Agent in Perú pursuant to the Peruvian Account Pledge and designated as the “Payment Account”.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Permitted Liens” means all Liens permitted to be incurred under Section 5.02(a).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Perú” means the Republic of Perú.

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“Peruvian Account Pledge” means the Peruvian Account Pledge (Contrato de Constitución de Garantía Mobiliaria sobre Saldos en Cuenta), substantially in the form of Exhibit D and dated as of the date hereof, between the Borrower and the Collateral Agent.

“Peruvian Financial Institution” means a financial institution organized under and existing pursuant to and in accordance with the laws of Perú and authorized to conduct banking activities in Perú by the Peruvian Superintendency of Banking, Insurance and Private Pension Fund Managers.

“Peruvian Income Tax Law” means the Peruvian Ley del Impuesto sobre la Renta of Perú regulated by Legislative Decree N° 774, the amended and restated version of which was approved by Supreme Decree N° 179-2004-EF, as in effect on the date hereof.

“Peruvian Sol”, “Sol” and “PEN” mean the lawful currency of Perú.

“Peruvian Superintendency of Banking, Insurance and Private Pension Fund Managers” means the Superintendencia de Banca, Seguros y AFP of Perú.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prime Rate” means the prime commercial per annum lending rate provided by Banco Bilbao Vizcaya Argentaria New York Branch as in effect from time to time in New York City, New York for loans in Dollars, such rate to be adjusted on and as of the effective date of any change in such Prime Rate.

“Process Agent” has the meaning specified in Section 8.12.

“Project Company” means any special purpose vehicle, Controlled (directly or indirectly) or partially owned by a Loan Party, created to develop a project under a concession agreement, private public partnership scheme or a private long term contract, after the Effective Date; provided, however, that each of GyM Ferrovias S.A., Concesionaria La Chira S.A. and the special purpose vehicles created to develop the Via Expresa Javier Prado-La Marina-Faucett and the Via Expresa Sur projects shall be considered a Project Company.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 8.07(c).

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“Regulation D” means Regulation D of the Board of Governors of the U.S. Federal Reserve System, as in effect from time to time.

“Reinvestment Period” has the meaning specified in Section 2.08(b)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed greater than 50% of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the Commitments, excluding, in each case, any Defaulting Lenders.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Secured Obligations” means all the Obligations of the Loan Parties owing to any of the Secured Parties and existing under the Loan Documents.

“Secured Parties” means the Lenders and the Agents.

“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity of the Borrower and its Subsidiaries on a Consolidated basis as of such date.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the

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issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(b).

“Taxes” has the meaning specified in Section 2.12.

“Termination Date” means the earlier of May 27, 2013 and the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars”, “U.S.$”, “Dollars” and “$” means the lawful currency of the United States.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” means, with respect to any Person at any time, any Subsidiary of such Person all of the Equity Interests of which are at such time directly or indirectly owned by such Person, any director or retired employee of such Person, any other Wholly-Owned Subsidiary of such Person and/or any other Affiliate of such Person; provided that the aggregate amount of the Equity Interests of such Subsidiary held directly or indirectly by all such directors and retired employees and Affiliates that are not Wholly-Owned Subsidiaries of any Loan Party shall be no greater than 10% of all of the Equity Interests of such Subsidiary.

Section 1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. The word “including”, unless context otherwise requires (such as in the computation of periods of time), means “including without limitation”. Any reference to any Person (other than any G&M Holder) shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and concession and contract rights.

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Section 1.03 Accounting Terms. All accounting terms (a) not specifically defined herein shall be construed in accordance with IFRS and (b) shall refer to the quarterly financial statements of the relevant Loan Party delivered pursuant to Section 5.01(i).

Section 1.04 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, VII and VIII) or any of the other Loan Documents to be in U.S. Dollars shall also include the equivalent of such amount in any currency other than U.S. Dollars, such equivalent amount to be determined at the rate of exchange quoted by BBVA Bancomer in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. Dollars with such other currency.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01 The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount outstanding not to exceed at any time the amount set forth opposite such Lender’s name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to the terms of this Agreement (such Lender’s “Commitment”); provided that the Borrower may not request more than three Borrowings under this Agreement. Each Borrowing shall be in an aggregate amount of U.S.$10,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof. Amounts repaid or prepaid on account of the Advances may not be reborrowed.

Section 2.02 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by electronic communication and confirmed promptly in writing, in substantially the form of Exhibit B, specifying therein the requested (i) date of such Borrowing and (ii) aggregate amount of such Borrowing. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Borrower’s account in Lima, Perú or to the Collateral Agent at the Collateral Agent’s account in New York for further credit to the Borrower at the Borrower’s account in Lima, Perú, in each case, that is designated in writing by the Borrower.

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(b) Anything in clause (a) above to the contrary notwithstanding, the Borrower may not request Advances for any Borrowing if the obligation of the Lenders to make Advances shall then be suspended pursuant to Section 2.09(c) or 2.10.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits and (without duplication) margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (a) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03 Fees. (a) Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the aggregate undrawn amount of such Lender’s Commitment (calculated (i) from the Effective Date in the case of each Initial Lender or (ii) from the later of the Effective Date and the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, in each case, until the Termination Date) at a rate per annum equal to 1.275%, payable in arrears on the last day of the first Interest Period hereunder.

(b) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

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Section 2.04 Termination or Reduction of the Commitments. (a) Optional. The Borrower may, on at least five Business Days’ notice to the Administrative Agent, permanently terminate in whole or reduce in part the unused portion of the Commitments, without premium or penalty.

(b) Mandatory. From time to time upon each repayment or prepayment of the Advances, each Lender’s Commitment shall be automatically and permanently reduced, without premium or penalty, by an amount equal to the amount by which such Lender’s Commitment immediately prior to such reduction exceeds the aggregate unpaid principal amount of the Advances. On the Termination Date, each Lender’s Commitment shall be automatically and permanently reduced to U.S.$0.

Section 2.05 Repayment. The Borrower hereby unconditionally promises to repay to the Administrative Agent, for the account of the Lenders, the outstanding principal amount of the Advances in 17 consecutive quarterly installments commencing on the first anniversary of the Effective Date, each such installment in an amount equal to the product of (a) the aggregate outstanding principal amount of the Advances as of the Termination Date and (b) 1/17, as the amount of any such installment may be reduced as a result of any prepayment of the Advances pursuant to Section 2.08. The Borrower shall repay on the Maturity Date, all Advances and other amounts then outstanding hereunder.

Section 2.06 Interest. (a) Payment of Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) the LIBO Rate for such Interest Period for such Advance plus (ii) the Applicable Margin, payable in arrears on the last day of such Interest Period.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall, automatically and without any further action by any Agent or any Lender, pay interest (“Default Interest”) on the outstanding principal amount of the Advances owing to each Lender, payable in arrears on the dates referred to in Section 2.06(a) and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to Section 2.06(a). For the avoidance of doubt, following the acceleration of the Advances, or the giving of notice by the Administrative Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder.

Section 2.07 Interest Rate Determination. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a).

Section 2.08 Prepayments. (a) Optional. The Borrower may, upon at least 10 Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances in whole or ratably in part, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount

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prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of U.S.$5,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof and (ii) the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b) Mandatory.

(i) If (A) any Loan Party Disposes of any property (other than pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 5.02(e)) or (B) any Casualty Event occurs, which in the aggregate results in the realization or receipt by any Loan Party of Net Cash Proceeds in excess of U.S.$20,000,000, the Borrower shall make a prepayment in an aggregate principal amount of Advances equal to the product of (I) 100% of such Net Cash Proceeds less the percentage of such Net Cash Proceeds reinvested in accordance with this Section 2.08(b)(i) (such net percentage, the “Asset Percentage”) and (II) the Net Cash Proceeds realized or received with respect to (y) a Disposition, within 60 days and (z) a Casualty Event, within five Business Days, in each case, after receipt of such Net Cash Proceeds by such Loan Party; provided that, no such prepayment shall be required pursuant to this Section 2.08(b)(i) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its (or such Loan Party’s) reinvestment of, or written intent to reinvest or entry into a legally binding commitment to reinvest, such Net Cash Proceeds in assets useful for its business within 90 days following receipt of such Net Cash Proceeds (the “Reinvestment Period”) (and, in the case of any such written intent or binding commitment, the reinvestment contemplated by such written intent or binding commitment shall have been consummated within 180 days (or such longer period as requested by the Borrower and agreed by the Required Lenders following the last day of the Reinvestment Period)); provided that (1) so long as an Event of Default shall have occurred and be continuing, no Loan Party shall be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that such Loan Party entered into at a time when no Event of Default is continuing) and (2) if any proceeds are not so reinvested by the deadlines specified above or if any such proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to the Asset Percentage of any such Net Cash Proceeds shall be applied to the prepayment of the Advances.

(ii) The Borrower shall be required to prepay all Advances upon the occurrence of a Change of Control.

(iii) If any Governmental Authority (A) condemns, nationalizes, seizes, attaches, compulsorily acquires, confiscates or otherwise expropriates (directly or indirectly through measures tantamount to expropriation) all or substantially all of the property or the assets of any Loan Party or of the share capital of any Loan Party, (B) assumes custody or control of all or substantially all of the property or the assets, or of the business or operations, of any Loan Party or of the share capital of any Loan Party, (C) takes or directs any action for the dissolution or disestablishment of any Loan Party or any action that would prevent any Loan Party from carrying on all or substantially all of its business or operations or (D) takes any administrative action or enacts any law to effect any of the foregoing, then, in each case, the Borrower shall be required to prepay all Advances within 45 days after such occurrence.

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(c) Each principal portion of any prepayment shall be applied to the principal installments due hereunder in inverse order of maturity.

Section 2.09 Increased Costs. (a) If, due to either (i) a Change of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized, resident for tax purposes or has its Applicable Lending Office or another permanent establishment to which income from the Advances is attributable or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that a Change of Law or compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) If prior to the first day of any Interest Period, (i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or (ii) the Administrative Agent shall have received notice from the Required Lenders that (A) deposits in Dollars (in the applicable amounts) are not being offered to such Lenders in the London interbank Eurodollar market for such Interest Period or (B) the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Advances during such Interest Period, the Administrative Agent shall give electronic notice thereof, confirmed promptly in writing, to the

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Borrower and the Lenders. During the next 30 days, the Borrower and the Administrative Agent shall negotiate in good faith with a view to agreeing upon an interest rate to be substituted for the LIBO Rate. If a substituted interest rate is agreed upon and approved by all Lenders, it shall be effective from the first day of such Interest Period until the start of the next such Interest Period during which the applicable condition in clause (i) or (ii) above shall not be met. If the Borrower and the Administrative Agent fail to agree upon a substituted interest rate within such 30-day period, or all Lenders fail to approve the substituted interest rate, the interest rate during such Interest Period (and any subsequent Interest Period until the start of the next such Interest Period during which the applicable condition in clause (i) or (ii) above shall not be met) effective from the commencement of such Interest Period shall be the Alternate Rate plus the Applicable Margin. The Administrative Agent shall notify the Borrower of each determination of the Alternate Rate as promptly as practicable.

Section 2.10 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that a Change of Law or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or to perform its obligations hereunder to make Advances or to fund or maintain Advances hereunder, (a) the interest rate on the outstanding Advances of each affected Lender shall be the Alternate Rate plus the Applicable Margin and (b) the obligation of the Lenders to make Advances shall be suspended, in each case, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.11 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars from the Payment Account or the Debt Service Reserve Account, as applicable under the terms of this Agreement and the other Loan Documents, to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.09, 2.10, 2.12 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment to any Lender of any other amount payable to such Lender for the account of its Applicable Lending Office, in each case, to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

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(c) All computations of interest and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the immediately succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Advances to be made in the immediately succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the LIBO Rate.

(f) The Administrative Agent shall apply amounts received by it, including amounts received by the Collateral Agent under the Collateral Documents and forwarded to the Administrative Agent, first to the payment or reimbursement of amounts owed to the Agents in such capacity under the Loan Documents, second to the payment or reimbursement of amounts owed to the Lenders under the Loan Documents other than principal and interest on the Advances, third to the payment of accrued and unpaid interest on the Advances and fourth to the payment of outstanding principal amount of the Advances.

Section 2.12 Taxes. (a) Any and all payments by any Loan Party hereunder or under the Loan Documents or any other documents to be delivered hereunder shall be made, in accordance with Section 2.11 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes (including value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and each Agent, taxes imposed on or measured by net income (however denominated), and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or Agent (as the case may be) is resident for tax purposes or in which such Lender’s Applicable Lending Office or another permanent establishment to which income hereunder is attributable is located, or any political subdivision thereof and (ii) in the case of each Lender, withholding taxes in excess of the reduced withholding tax rate pursuant to paragraph (a) of article 56° of the Peruvian Income Tax Law (other than withholding taxes (A) imposed as a result of a Change of

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Law or (B) resulting from any act or omission of any Loan Party that results, directly or indirectly, in a Lender not qualifying for the reduced withholding rate) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Loan Document or any other documents to be delivered hereunder to any Lender or any Agent, then (A) such Loan Party shall (I) assume directly the payment of such Taxes in accordance with article 47 of the Peruvian Income Tax Law so that after such Loan Party has made all required deductions and withholdings such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made or (II) the sum payable shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) such Loan Party shall assume directly the payment of such Taxes or make all such deductions and withholdings, as the case may be, and (C) such Loan Party shall pay the full amount assumed, deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under the other Loan Documents or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, any Loan Document or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) Each Loan Party shall indemnify each Lender and each Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) imposed or asserted by any jurisdiction on amounts payable by the Loan Parties hereunder or under any Loan Document or any other documents to be delivered hereunder to any Lender or Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the applicable jurisdiction. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under any other Loan Document or any other documents to be delivered hereunder by or on behalf of any Loan Party, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.

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(e) Notwithstanding anything to the contrary contained herein or any Loan Document, each of the Borrower, each Agent and each Lender (and each of their respective employees, representatives and other agents) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower or such Agent or Lender (or any of their respective employees, representatives or other agents) relating to such U.S. tax treatment and U.S. tax structure.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 2.12 shall interfere with the rights of any Lender to conduct its fiscal or tax affairs in such manner as it deems fit.

(g) Any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any form reasonably requested in writing by the Borrower or the Agent and prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be reasonably requested in writing by the Borrower or the Agent and prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; provided that the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, would materially prejudice the legal or commercial position of such Lender or would require the disclosure of any information that the Lender is not required to furnish to the competent Peruvian tax authority in respect of the lowest withholding rate applicable to any payment by the Borrower under the Loan Documents.

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Section 2.13 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.09, 2.10, 2.12, 2.16 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section 2.13 shall not be construed to apply to any payment obtained by a Lender (i) as consideration for the assignment of or sale of a participation in any of its Advances or (ii) in respect of any arrangement between such Lender and any third party in respect of any securitization, hedge or other transaction under which payments are to be made between such Lender and such third party by reference to this Agreement. The Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.14 Evidence of Debt; Notes. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to clause (b) above, and by each Lender in its account or accounts pursuant to clause (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

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(d) As additional evidence of the Borrower’s obligation to pay the principal of and interest on the Advances as provided in this Agreement, the Borrower and each Guarantor shall execute and deliver to the Administrative Agent for each Lender on or prior to the initial Borrowing pursuant to Section 2.02, one duly executed Note of the Borrower made payable to the order of such Lender, and the relevant Note Filling Agreement, each dated the date of the initial Borrowing. Each such Note shall be executed by the Borrower and executed por aval by each Guarantor, shall qualify as a pagaré under Peruvian Law. Each Note Filling Agreement shall be executed by the Borrower and the relevant Lender. If such Lender exercises any right in any court in Perú under any Note delivered pursuant to this Agreement, it shall not be required for such purpose to evidence to any Loan Party or any other Person that such Note represents obligations of the Loan Parties under this Agreement nor that any condition herein has been fulfilled. In addition, each Loan Party hereby agrees and covenants that it will execute and deliver any and all amendments or endorsements to the Notes, or replace the Notes with amended or endorsed Notes, and take all further action that may in the reasonable judgment of the Administrative Agent or the Required Lenders, be necessary, or that the Administrative Agent or the Required Lenders may reasonably request from time to time, in order to ensure that the Notes duly reflect the terms of this Agreement.

(e) Notwithstanding the discharge in full of any Note, if the amount (including default interest) paid or payable to a Lender under such Note (whether arising from the enforcement thereof in Perú or otherwise) is less than the amount due and payable to such Lender in accordance with this Agreement with respect to the Advances, or portion thereof, evidenced by such Note, the Borrower agrees, to the fullest extent it may effectively do so, to pay to such Lender upon demand such difference in accordance with Section 2.11 and as otherwise specified in this Agreement. Notwithstanding article 1233° of the Peruvian Civil Code (Legislative Decree N° 295) of the Republic of Perú, the obligations under any Note shall not be extinguished even if such Note is prejudiced under the laws of Perú due to negligence of a Secured Party.

Section 2.15 Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for (a) the repayment of a U.S.$60,000,000 bridge facility entered into by the Borrower on October 5, 2012, (b) for investments in and funding the operations of GyM Ferrovias S.A. and (c) general corporate purposes of the Borrower and its Subsidiaries.

Section 2.16 Replacement of Lenders. In the event that any Lender (a) demands payment of costs or additional amounts pursuant to Section 2.09, (b) asserts that it is unlawful for such Lender to make Advances pursuant to Section 2.10 or (c) becomes a Defaulting Lender, then (subject to such Lender’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender and the Administrative Agent so long as no Default is then continuing, elect to cause such Lender to assign its Advances and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee, (ii) such Lender receives payment in full in cash of the outstanding principal

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amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment as if such Lender were receiving on such date of a prepayment in full of such Lender’s Advances (including amounts owing pursuant to Sections 2.09, 2.12 and 8.04) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 8.07. If the Borrower is unable to find a replacement Lender pursuant to this Section 2.16, then the Borrower may elect in its sole discretion to prepay the Advances of such affected Lender, without any premium or penalty.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01 Conditions Precedent to Effectiveness of Section 2.01. The obligation of the Lenders to fund Advances under Section 2.01 shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2011 or any material adverse change in the political, economic or financial condition of Perú or with respect to the international capital markets or the loan syndication market generally since the date hereof.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on any Loan Party, of the Disclosed Litigation from that described on Schedule 3.01(b).

(c) The Lenders shall have completed a due diligence investigation of the Loan Parties in scope, and with results, reasonably satisfactory to the Lenders.

(d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby (including exchange control approvals and any other consents required or advisable from the Central Bank of Perú) shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) no event has occurred and is continuing that constitutes a Default.

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(f) The Administrative Agent shall have received on or before the Effective Date the following, each dated on or within three Business Days prior to such day (except as otherwise specified), in form and substance satisfactory to the Administrative Agent and (except for the Notes and the Note Filling Agreements) in sufficient copies for each Lender:

(i) this Agreement, duly executed and delivered by the parties hereto;

(ii) each Note to the order of each Lender duly executed delivered by the Borrower and each Guarantor por aval, and each Note Filling Agreement duly executed in connection therewith by the Borrower and each Lender;

(iii) the Peruvian Account Pledge, duly executed and delivered by the parties thereto;

(iv) a guaranty in substantially the form of Exhibit E dated as of a date on or prior to the Effective Date (the “Guaranty”), duly executed by each Guarantor;

(v) certified copies of (A) the document issued by the Public Registry certifying that the powers of attorney of the representatives of each Loan Party approving and executing the Loan Documents to which it is a party are in full force and effect (Certificado de Vigencia) dated on or within 30 days prior to the Effective Date, (B) the charter and by-laws of each Loan Party as in effect on the date of the document referred to in (A) and (C) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents, and a certificate of the General Manager or an authorized officer of each Loan Party certifying the absence of any change or amendment to the powers of attorney referred to in clause (A) above and the charter and by-laws of such Loan Party referred to in clause (B) above since the date of the document referred to in clause (A) above;

(vi) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents and the other documents to be delivered hereunder;

(vii) a letter from the Process Agent dated as of a date on or prior to the Effective Date indicating its acceptance of the appointment by each Loan Party pursuant to Section 8.12(b);

(viii) an opinion of in-house counsel to the Loan Parties, substantially in the form of Exhibit F and as to such other matters as any Lender through the Administrative Agent may reasonably request;

(ix) an opinion of Milbank, Tweed, Hadley & McCloy LLP, New York counsel for the Loan Parties, substantially in the form of Exhibit G and as to such other matters as any Lender through the Administrative Agent may reasonably request;

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(x) an opinion of Rodrigo, Elias & Medrano Abogados, Perú counsel for the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent; and

(xi) an opinion of Shearman & Sterling LLP, New York counsel for the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

(g) The Administrative Agent shall have received copies of all of the Historical Financial Statements.

(h) All applicable taxes and stamp duties due and payable, if any, arising in connection with the execution, delivery and performance of this Agreement and the other Loan Documents shall have been paid in full.

(i) The Administrative Agent shall have received all documentation and other information requested at least five Business Days prior to the Effective Date with respect to each Loan Party required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 3.02 Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i) the representations and warranties contained in Section 4.01 are correct in all material respects (unless any such representation or warranty is qualified by or subject to a materiality qualification (including “Material Adverse Effect” or similar term of qualification), in which case such representation or warranty shall be correct) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (or, if stated to have been made as of an earlier date, were true and correct (in all material respects, as the case may be) as of such earlier date); and

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default or would constitute a Default; and

(b) the Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.02(a); and

(c) with respect to the initial Borrowing, (i) the Borrower shall have paid all accrued fees and expenses of the Agents and the Lenders (including the accrued fees and expenses of counsel to the Agents) as of the earlier of (A) the date of such Borrowing and (B) five calendar days after the Effective Date and (ii) the Borrower shall have delivered the Peruvian Account Pledge to the Registro Mobiliario de Contratos in Perú.

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Section 3.03 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in each Loan Party have been validly issued, are fully paid (other than, with respect to Viva GyM S.A., 770,788 shares of the total 225,459,833 shares outstanding, which are 52.54% paid as of the Effective Date) and non-assessable and are owned by the Persons listed on Schedule 4.01(a) free and clear of all Liens, except those created under the Collateral Documents.

(b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Loan Party’s charter or by-laws or (ii) any law or contractual restriction binding on or affecting such Loan Party; and will not result in the imposition of any Lien on any assets of any Loan Party.

(c) Set forth on Schedule 4.01(c) is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has

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been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

(d) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery and performance by the Loan Parties of this Agreement or any other Loan Document, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents (other than the filings listed in Section 3.01 and, with respect to clause (ii) above, registration of the Peruvian Account Pledge in accordance with Section 5.01(k)(ii)).

(e) This Agreement and each other Loan Document, other than the Notes and the Note Filling Agreements, has been, and each of the Notes and the Note Filling Agreements when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. Each Loan Document is, and each of the Notes and the Note Filling Agreements when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its respective terms, except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

(f) Each of (i) the balance sheet of the Borrower as at December 31, 2011, and the related statements of income and cash flows of the Borrower for the fiscal year then ended, in each case, on an unconsolidated basis, accompanied by an opinion of Dongo-Soria, Gaveglio y Asociados S.C.R.L., a partner of Pricewaterhouse Coopers International Limited, independent public accountants, (ii) the Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2011, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Dongo-Soria, Gaveglio y Asociados S.C.R.L., a partner of Pricewaterhouse Coopers International Limited, independent public accountants, (iii) the balance sheet of the Borrower as at December 31, 2012, and the related statements of income and cash flows of the Borrower for the 12 months then ended, in each case, on an unconsolidated basis, duly certified by the chief financial officer of the Borrower and (iv) the Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2012, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the 12 months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at December 31, 2012, and said statements of income and cash flows for the 12 months then ended, to year-end audit adjustments, the financial condition of the Borrower or the Consolidated financial condition of the Borrower and its Subsidiaries, as applicable, as at such dates and results of the operations of the Borrower and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with IFRS consistently applied (collectively, the “Historical Financial Statements”). Since December 31, 2011, there has been no Material Adverse Change.

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(g) There is no pending or threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting any Loan Party before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on any Loan Party, of the Disclosed Litigation from that described on Schedule 3.01(b).

(h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the U.S. Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(i) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect (subject to registration of the Peruvian Account Pledge as set forth in Section 4.01(d) with the Registro Mobiliario de Contratos in Perú), and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (subject to Permitted Liens), securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens.

(j) Each Loan Party has filed, has caused to be filed or has been included in all tax returns (national, departmental, local, municipal and foreign) required to be filed and has paid all taxes, assessments, fees and other charges (including interest and penalties) due with respect to the years covered by such returns. Each Loan Party has made all payments, if any, with respect to statutory employee profit sharing and the Public and/or Private Pension System and as required by applicable law in Peru to the Social Health System (ESSALUD) and/or the Private Health System (EPS). There is no proposed tax assessment against any Loan Party that, if made, could reasonably be expected to have a Material Adverse Effect.

(k) Each Loan Party is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of all governmental authorities (including all Governmental Authorizations and approvals necessary to the ownership of its properties or to the conduct of its business, Environmental Laws, laws with respect to social security and pension fund obligations and all applicable anti-money laundering, anti-bribery and anti-corruption laws and regulations).

(l) Each Material Contract to which a Loan Party is party has been duly authorized, executed and delivered by each Loan Party party thereto and, to the knowledge of the Borrower, each other party thereto, is in full force and effect and is binding upon and enforceable against each Loan Party party thereto and, to the knowledge of the Borrower, each other party thereto, in accordance with its terms, except, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of

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general application and equitable principles relating to or affecting creditors’ rights, and there exists no material default under any such Material Contract by any Loan Party party thereto or, to the knowledge of the Borrower, any other party thereto.

(m) Set forth on Schedule 4.01(m) is a complete and accurate list of all Existing Indebtedness with a value of at least U.S.$5,000,000, showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(n) Except for the obligation with respect to (i) the withholding of Impuesto a la Renta on interest and other payments by the Borrower hereunder applicable pursuant to the Ley del Impuesto a la Renta, (ii) the payment of the IGV in connection with interest payments, which obligation is currently exempted by law and (iii) the ITF applicable to the operations performed pursuant to this Agreement or the Notes, no income, stamp or other taxes (other than taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable law in Perú, imposed, assessed, levied or collected by Perú or any political subdivision or taxing authority thereof or therein either (A) on or by virtue of the execution or delivery of this Agreement or the Notes or (B) on any payment to be made by the Borrower pursuant to this Agreement or the Notes.

(o) Set forth on Schedule 4.01(o) is a complete and accurate list of all Liens on the property or assets of any Loan Party (the “Existing Liens”), securing Indebtedness with a value in excess of U.S.$5,000,000, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto.

(p) Each Loan Party has good and marketable title to its respective real properties and good title to all of its other respective assets, including the properties and assets reflected in the Consolidated balance sheet of such Loan Party referred to in Section 4.01(f) (other than inventory sold in the ordinary course of business), subject to no Lien except for Permitted Liens. All leases necessary for the conduct of the business of the Loan Parties are valid and in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.

(q) No Loan Party is in default under any material provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which such Loan Party is party or by which such Loan Party or any of its properties or assets is or may be bound.

(r) Each Loan Party is subject to civil and commercial law with respect to its obligations under this Agreement and the Notes, and the execution, delivery and performance by each such Loan Party of this Agreement and the Notes constitute private and commercial acts (jure gestionis acts) rather than public or governmental acts (jure imperii acts). None of the Loan Parties nor any of their respective properties has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Perú.

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(s) Each Loan Party’s obligations under this Agreement, the Notes and the Guaranties constitute direct, unconditional, unsubordinated and secured obligations of such Loan Party and do rank and will rank pari passu in priority of payment with all other senior, unsubordinated Indebtedness of such Loan Party.

(t) The Loan Documents are in proper legal form under the law of Perú for the enforcement thereof against the Borrower under the law of Perú, and to ensure the legality, validity, enforceability or admissibility in evidence of the Loan Documents in Perú (i) an official translation into Spanish of any such document (other than the Notes, the Note Filling Agreements and the Peruvian Account Pledge) by a translator authorized by the Peruvian courts and service upon the Borrower (in the manner prescribed by Peruvian law) must be prepared as a condition to the initiation of any proceeding for the enforcement thereof in the courts of Perú, which preparation and service may be initiated subsequent to the circumstances giving rise to such initiation of proceedings, (ii) the filing of such Loan Document with such court is required, (iii) any public document issued in any country other than in Perú must be duly legalized by Apostille or consularized before the competent Peruvian consulate and before the Ministry of Foreign Relations of Perú and (iv) prior to the institution of any proceedings in the city of Lima, Perú (other than executory proceedings such as the enforcement in Perú of a judgment obtained abroad and other specific procedures such as the foreclosure of the Notes in the proceso único de ejecución under the Peruvian Civil Procedure Code), the claim must be submitted to a mediator pursuant to Law No. 26872 and its regulatory Decree No. 014-2008-JUS (as amended) and, if no settlement is reached at such mediation, the minutes of the failed mediation must be filed with the relevant court. Subject to the immediately preceding sentence, all formalities required in the United States and Perú for the validity and enforceability (including any necessary registration, recording or filing with any court or other Governmental Authority) of each Loan Document have been accomplished, and no taxes are required to be paid for the validity and enforceability thereof. It is not necessary that any Loan Document or any other document be registered, filed or recorded with any court or other authority in Perú, other than (A) the notarization as a public deed (escritura pública) of the Peruvian Account Pledge, which notarization has already occurred, and (B) the registration of the Peruvian Account Pledge with the Registro Mobiliario de Contratos in Perú.

(u) The Borrower, a non-bank entity located outside the United States, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a)(3)(vi) of Regulation D. Therefore, the Borrower acknowledges that the proceeds of the Advances by the International Banking Facility of the Lender will be used solely to finance the Borrower’s operations outside the United States or that of the Borrower’s foreign affiliates.

(v) Neither the Borrower nor any of its Subsidiaries is required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(w) Each Loan Party is Solvent.

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(x) The provisions in this Agreement and the Loan Documents as to (i) the choice of New York law as the governing law thereof, (ii) the irrevocable appointment of the Process Agent to receive service of process on behalf of each Loan Party, (iii) the submission by each Loan Party to the jurisdiction of the New York Courts and (iv) the manner of effecting service of process as set forth therein, are legal, valid, binding on and enforceable under the laws of Perú; provided that (i) the choice of New York law as the governing law under this Agreement and the Loan Documents would be upheld as a valid choice of law by the courts of Perú, except for the limitations contained in Article 2049° of the Peruvian Civil Code, in Article 2088° of the Peruvian Civil Code and in Article 2.1 of the Peruvian Insolvency System General Act, Law No. 27809 and (ii) the submission to the jurisdiction of the New York courts is legal, valid and binding on and enforceable under the laws of Perú, except for the limitations contained in Article 2060° of the Peruvian Civil Code and the fact that under Peruvian law, Peruvian courts have exclusive jurisdiction over actions relating to rights over real property located in Peru and civil actions arising from the commission of criminal offenses in Perú or the consequences of which occur in Perú.

(y) No information, exhibit or report furnished by or on behalf of the Loan Parties to the Agents or the Lenders in connection with the negotiation of this Agreement or pursuant to the terms of this Agreement (taken as a whole with all other information, exhibits and reports so furnished) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(z) None of the Loan Parties, any of their Subsidiaries or, to the knowledge of any Loan Party, any Related Party of any of the foregoing, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Advance or proceeds from any Advance has been used, directly or indirectly, to lend, contribute, provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender or the Administrative Agent) of Sanctions.

(aa) No Loan Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against a Loan Party or, to the knowledge of any Loan Party, threatened against such Loan Party, before any Governmental Authority with responsibility, authority or jurisdiction for such matters, and no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Loan Party or, to the knowledge of any Loan Party, threatened against any Loan Party and (ii) except as disclosed on Schedule 4.01(aa) no strike, labor dispute, slowdown or stoppage pending against any Loan Party or, to the knowledge of any Loan Party, threatened against any Loan Party, which, in each case, could reasonably be expected to have a Material Adverse Effect.

(bb) No Loan Party or any of its properties is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to its Obligations.

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(cc) All insurance required pursuant to Section 5.01(c) has been obtained and is in full force and effect.

(dd) On the Effective Date, (i) the Consolidated EBITDA of the Guarantors represents 74.1% of the Consolidated EBITDA of the Borrower and (ii) the Consolidated EBITDA of the main Subsidiaries of the Guarantors (excluding any Guarantor) represents 8.52% of the Consolidated EBITDA of the Guarantors, in each case, for the rolling four fiscal quarter period most recently ended as of the Effective Date and calculated as set forth on Schedule 4.01(dd).

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, and will cause each Loan Party to:

(a) Compliance with Laws, Etc. Comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include compliance with Environmental Laws, as well as all applicable anti-money laundering, anti-bribery and anti-corruption laws and regulations.

(b) Payment of Taxes, Etc. Pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that no such Loan Party shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party operates; provided, however, that such Loan Party may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party operates and to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, legal structure, legal name, rights (charter and statutory), authorizations, consents, permits, approvals, licenses, privileges and franchises; provided, however, that such Loan Party may consummate any merger or consolidation permitted under Section 5.02(c); provided, further, that no such Loan Party shall be required to preserve any right, authorization, consent, permit, approval, license, privilege or franchise if such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

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(e) Visitation Rights. At any time during normal business hours, at reasonable intervals and at the expense of the Lenders, upon five Business Days prior notice to any Loan Party, permit the Administrative Agent (or any agents or representatives thereof), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Loan Party, and to discuss the affairs, finances and accounts of such Loan Party with any of its officers or directors and with its independent certified public accountants; provided that when an Event of Default exists, the Administrative Agent or any of the Lenders (or any agents or representatives thereof) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

(f) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party in accordance with IFRS in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct all transactions otherwise permitted under the Loan Documents with any of its Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(i) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 45 days after the end of each of the four fiscal quarters of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of such Loan Party and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and cash flows of such Loan Party and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of such Loan Party as having been prepared in accordance with IFRS and certificates of the chief financial officer of such Loan Party as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of such Loan Party, a copy of the annual audit report for such year for such Loan Party and its Subsidiaries, containing Consolidated and consolidating balance sheets of such Loan Party and its Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of such Loan Party and its Subsidiaries for such fiscal year, in each case, accompanied by an opinion as to such audit report of Dongo-Soria, Gaveglio y Asociados S.C.R.L., a partner of Pricewaterhouse Coopers International Limited or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders, in each case, certified in a manner to which the Required Lenders have not reasonably objected;

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(iii) together with each of the financial statements delivered under clauses (i) and (ii) above, a certificate from the Borrower stating whether there exists any material default under any Material Contract to which a Loan Party is party by any Loan Party party thereto or, to the knowledge of the Borrower, any other party thereto (and if so, a statement of the chief financial officer of the applicable Loan Party setting forth details of such material default and the action that such Loan Party has taken and proposes to take with respect thereto);

(iv) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of such Loan Party setting forth details of such Default and the action that such Loan Party has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all material reports that such Loan Party sends to any of its securityholders, and copies of all material reports and registration statements that such Loan Party files with the SEC or any national securities exchange in Perú, the United States or any other securities exchange or regulator, if any; provided that the Borrower’s obligations under this clause (v) shall be deemed to have been satisfied if the Borrower shall have notified the Administrative Agent of the sending or filing of any such report or registration statement by electronic mail, with, if applicable, electronic versions (i.e., soft copies) of such report or registration attached thereto or included therein;

(vi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting such Loan Party or any of its Subsidiaries of the type described in Section 4.01(g), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party of the Disclosed Litigation from that described on Schedule 3.01(b);

(vii) promptly after the filing thereof, notice of the filing of any material claim under any policy of insurance;

(viii) on the last day of each Interest Period, a certificate from the chief financial officer of the Borrower indicating the Debt Service Coverage Ratio;

(ix) at any time that the Borrower is required to comply with Section 5.01(m), evidence in form and substance satisfactory to the Administrative Agent that the Borrower has deposited an amount equal to its next quarterly Debt Service payment in the Debt Service Reserve Account no later than 85 days prior to the due date of such Debt Service payment;

(x) such other information respecting such Loan Party as the Administrative Agent may from time to time reasonably request.

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(j) Additional Guarantors. The Borrower may, at its expense:

(i) designate a Subsidiary as an additional guarantor by causing such Subsidiary to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents; and

(ii) within 60 days after such designation, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clause (i) above, as to such guaranties and guaranty supplements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms.

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (C) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party; and

(ii) Fully perform each obligation provided under the Peruvian Account Pledge and any other registration required or desirable under applicable law for the creation of a perfected first priority security interest in the Collateral (including the registration of the Peruvian Account Pledge with the Registro Mobiliario de Contratos in Perú within 60 days after the Effective Date, such period to be extended in the sole discretion of the Administrative Agent so long as the Borrower is making commercially reasonable efforts to complete such registration).

(l) Payment Account. At any time that the Borrower is not required to comply with Section 5.01(m), the Borrower shall deposit an amount equal to its next due Debt Service payment in the Payment Account no later than 30 days prior to the date such Debt Service payment is due.

(m) Debt Service Reserve Account. In the event that the Debt Service Coverage Ratio for any interest payment date is less than 1.25:1.00, the Borrower shall deposit an amount equal to its next due Debt Service payment in the Debt Service Reserve Account no later than 85 days prior to the date such Debt Service payment is due; provided that the foregoing obligation shall cease to apply upon the Borrower’s maintenance of a Debt Service Coverage Ratio of at least 1.25:1.00 for two consecutive interest payment dates.

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Section 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, and will cause each other Loan Party not to:

(a) Negative Pledge. Create or suffer to exist any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, other than:

(i) Liens created pursuant to the Loan Documents;

(ii) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b);

(iii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (A) are not overdue for a period of more than 30 days and (B) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate;

(iv) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(v) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi) Liens securing judgments (or the payment of money) not constituting a Default under Section 6.01(f) or 6.01(g) or securing appeal or other surety bonds related to such judgments;

(vii) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(viii) Liens created or arising over any property (including Equity Interests of any Person) which is acquired, constructed or improved by such Loan Party; provided that (A) any such Lien is created or arises on or before 120 days after the completion of such acquisition, construction or improvement, (B) the Indebtedness secured thereby comprises only principal amounts raised for the purposes of such acquisition, construction or improvement, together with any costs, expenses, interest and fees incurred in relation thereto or a guaranty given in respect thereof and (C) any such Lien is confined solely to the property so acquired, constructed or improved, including any Equity Interest or other interest in any Person created for the purpose of acquiring, constructing or developing and holding such property;

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(ix) Liens over any property (including Equity Interests of any Person) at the time of the acquisition of such property by such Loan Party; provided that (A) any such Lien was not (or is not) created in connection with or in contemplation of such acquisition, (B) such Lien does not apply to any other property of such Loan Party and (C) such Lien secures only those obligations which it secures on the date of such acquisition;

(x) Liens on property (including Equity Interests) of another Person in existence at the time such other Person becomes a Subsidiary of a Loan Party; provided that (A) the Liens may not extend to any other property owned by such Person and (B) such Liens were not (or are not) created in connection with or in contemplation of such Person becoming a Subsidiary;

(xi) Liens on the administrative office of the Borrower located at (A) Contralmirante Montero 500 and 502, Av. Paseo de la República 4667, 4675, 4673, 4681, 4685, 4691 and 4699 and Av. General Federico Recavarren 905, 907, 909, 911, 915 and 925, Surquillo, Lima, Perú and (B) Av. Petit Thouars No. 4951-4957, Miraflores, Lima, Perú;

(xii) Liens on property of Viva GyM S.A. solely in connection with financings for the purpose of construction, development or acquisition of a project or asset (including mortgages on or assignments in trust of real property, pledges or assignments in trust of such project cash flows or Equity Interests in entities formed in connection with such construction, development or acquisition and Liens on undeveloped land);

(xiii) purchase money Liens upon or in any real property or equipment acquired or held by such Loan Party in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced; provided, further, that the aggregate principal amount of the Indebtedness secured by the Liens referred to in this clause (xiii) shall not exceed the amount specified therefor in Section 5.02(b)(v)(C) at any time outstanding;

(xiv) the Existing Liens;

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(xv) other Liens securing Indebtedness; provided that the aggregate principal amount of the Indebtedness secured by the Liens referred to in this clause (xv) shall not exceed (A) with respect to the Borrower, the amount specified therefore in Section 5.02(b)(v) (or its equivalent in other currencies) at any time outstanding and (B) with respect to any other Loan Party, an amount not to exceed U.S.$20,000,000 in the aggregate for such Loan Party (or its equivalent in other currencies) at any time outstanding; provided, further, that no such Lien shall extend to or cover any Collateral; and

(xvi) the replacement, extension or renewal of any Lien permitted by clauses (viii) through (xv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the principal amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

(b) Indebtedness. Solely with respect to the Borrower, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness in respect of Hedge Agreements permitted under Section 5.02(k);

(ii) Indebtedness owed to a Wholly-Owned Subsidiary of the Borrower;

(iii) Indebtedness under this Agreement;

(iv) Indebtedness that constitutes Guaranteed Debt in respect of any Indebtedness of any Project Company; and

(v) other Indebtedness in an aggregate amount not to exceed U.S.$50,000,000 (or its equivalent in other currencies) (of which up to (A) U.S.$20,000,000 (or its equivalent in other currencies) may be secured, (B) U.S.$20,000,000 (or its equivalent in other currencies) may be incurred in respect of Capitalized Leases and (C) U.S.$20,000,000 (or its equivalent in other currencies) may be secured by Liens permitted by Section 5.02(a)(xiii)) at any one time outstanding.

(c) Mergers, Etc. Merge or consolidate with or into any Person, except that any Loan Party may (i) merge or consolidate with or into (A) any other Loan Party or (B) any other Person or Persons, whether in one transaction or in a series of related transactions, if the surviving entity is or becomes a Loan Party, (ii) sell or otherwise transfer all or substantially all of its property to any other Person or Persons, whether in one transaction or in a series of related transactions, if the surviving entity is or becomes a Loan Party and (iii) undergo a corporate reorganization if the surviving entity of such reorganization is or becomes a Loan Party; provided that, in each case, no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom; provided, further, that, in the case of any such merger or consolidation to which a Guarantor is a party, the Subsidiaries of the Person formed by such merger or consolidation shall include the Subsidiaries of the Guarantor party to such merger or consolidation.

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(d) Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required by IFRS.

(e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) sales of inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business, (ii) sales, transfers or other dispositions of assets among Loan Parties, (iii) in a transaction authorized by Section 5.02(c), (iv) sales or other dispositions of inventory, damaged, obsolete or worn out assets by any Loan Party and scrap, in each case, sold or disposed of in the ordinary course of business and (v) with respect to any Loan Party, sales of assets for fair value in an aggregate amount not to exceed U.S.$20,000,000 in any year, taken together with all such other sales by such Loan Party during such year.

(f) Investments in Other Persons. Make or hold any Investment in any Person, except:

(i) Investments by any Loan Party in another Loan Party;

(ii) Investments by any Loan Party in its Wholly-Owned Subsidiaries, or any Person that, upon the making of such Investment, would become a Wholly-Owned Subsidiary of a Loan Party;

(iii) loans and advances to employees in the ordinary course of the business of the Borrower as presently conducted in an aggregate principal amount not to exceed U.S.$2,500,000 at any time outstanding;

(iv) Investments by any Loan Party in Cash Equivalents;

(v) Investments existing or contemplated on the date hereof and described on Schedule 5.02(f);

(vi) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(i);

(vii) Investments by Viva GyM S.A. in the ordinary course of business as presently conducted in any Person engaged in the construction, development or acquisition of real property projects so long as such Investments are necessary in the reasonable discretion of Viva GyM S.A. for the development and/or completion thereof;

(viii) Investments in GyM Ferrovias S.A. made by the Borrower solely with the proceeds of Advances in accordance with Section 2.15(b); and

(ix) so long as no Default shall have occurred and be continuing (or would result therefrom), Investments by any Loan Party in any Person; provided that the aggregate amount of the Investments made by (A) the Guarantors and (B) the Loan Parties, in each case, in any year shall not exceed U.S.$100,000,000 and U.S.$200,000,000, respectively, unless the Debt Service Coverage Ratio as of the date

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any incremental Investment in excess of the foregoing thresholds is made is at least 1.25:1.00; provided, further, that solely for purposes of determining whether such incremental Investment may be made on such date, EBITDA of the Borrower shall be increased by the amount of any dividend that any Person from which the Borrower has the right to receive dividends as a result of holding Equity Interests in such Person would have been able to declare (calculated in accordance with IFRS for the rolling four fiscal quarter period most recently ended as of such date for which financial statements are available pursuant to Section 5.01(i), and as permitted hereunder), and the Administrative Agent shall have received from the Borrower a calculation in reasonable detail as to the addition of any such dividend amount to EBITDA of the Borrower as part of the calculation of the Debt Service Coverage Ratio for purposes of this clause (ix).

(g) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash rights, obligations or securities on account of any Equity Interests of such Loan Party, or purchase, redeem or otherwise acquire for value any Equity Interests of the Borrower or any warrants, rights or options to acquire any such Equity Interests, now or hereafter outstanding, except that:

(i) any Loan Party (other than the Borrower) may declare and make any dividend payment or other distribution to the Borrower;

(ii) any dividend payment or other distribution as may be required by law; and

(iii) any dividend payment or other distribution by the Borrower so long as no Default shall have occurred and be continuing at the time of any such declaration and payment or distribution or would result therefrom.

(h) Change in Nature of Business. Make any material change in the nature of its business as carried on at the date hereof and any business substantially related, ancillary, complimentary or incidental thereto.

(i) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any Guarantor or any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any Guarantor or any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower, any Guarantor or any Subsidiary of any Loan Party (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or corporate resolution (A) in effect on the date hereof or (B) entered into because of existing policies (including dividend policies) and/or agreements of such Loan Party and any of its Subsidiaries, (iii) customary restrictions in an agreement related to the sale of assets to the extent such sale is permitted pursuant to Section 5.02(e) that limit the transfer of such assets pending the consummation of such sale, (iv) financing obligations of such Loan Party and any of its Subsidiaries to the extent such restrictions apply after the occurrence of a default or event of default under such financing obligations and (v) any transaction entered into by a Guarantor for the purpose of construction, development or acquisition of a project or asset.

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(j) OFAC Sanctions. Use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Person, for the purpose of directly or indirectly financing activities with any individuals or entities subject to Sanctions, or financing activities in or with countries subject to Sanctions. No Loan Party will engage in any transaction that violates Sanctions or have any dealings with individuals or entities subject to Sanctions or investments in countries subject to Sanctions.

(k) No Speculative Hedge Agreements. Enter into any Hedge Agreement for speculative purposes.

Section 5.03 Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:

(a) Borrower Consolidated Adjusted Debt Coverage Ratio. The Borrower shall maintain a Consolidated Adjusted Debt Coverage Ratio of less than 3.00:1.00 as of the end of each fiscal quarter and rolling four fiscal quarter period then ended.

(b) Guarantor Consolidated Adjusted Debt Coverage Ratio. Each Guarantor shall maintain a Consolidated Adjusted Debt Coverage Ratio of less than 2.50:1.00 as of the end of each fiscal quarter and rolling four fiscal quarter period then ended.

(c) Minimum Net Worth. The Borrower shall maintain a Consolidated Net Worth at least equal to the Consolidated Net Worth reported in the financial statements of the Borrower dated as of September 30, 2012.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of, or interest on, any Advance, or make any other payment of fees or other amounts under this Agreement or any Note, in each case, when the same becomes due and payable; provided that in the case of a failure to pay any amount other than principal of, or interest on, any Advance, such failure continues for five or more days;

(b) any representation or warranty made by any Loan Party herein or by any Loan Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made;

(c) (i) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (h), (i)(iii) or (iv), (l) or (m), 5.02 or 5.03 or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied

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for 30 or more days after the earlier of the date on which (A) any officer of the Borrower or such Loan Party becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender;

(d) any Loan Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness of such Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least U.S.$20,000,000 (or its equivalent in other currencies) either individually or in the aggregate for such Loan Party (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

(e) any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against a Loan Party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, concurso mercantil, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, síndico, conciliador or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 or more days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian, síndico, conciliador or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this clause (e);

(f) judgments or orders for the payment of money in excess of U.S.$20,000,000 (or its equivalent in other currencies), in the aggregate shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) any non-monetary judgment or order shall be rendered against any Loan Party that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 60 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

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(h) the obligations of each Loan Party under this Agreement, the Notes and the Guaranties shall fail to rank at least pari passu in priority of payment with all other senior, unsubordinated Indebtedness of such Loan Party;

(i) any material provision of this Agreement or the Notes shall cease to be valid and binding on or enforceable against any of the Loan Parties, or any Loan Party shall so assert or state in writing, or the obligations of any of the Loan Parties under this Agreement or the Notes shall in any way become illegal;

(j) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing, or the material obligations of any of the Loan Parties under any Loan Document shall in any way become illegal; or

(k) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby (subject to Permitted Liens);

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare each Lender’s unused Commitment and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all or any portion of the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under clause (e) above, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

Section 7.01 Authorization and Action. (a) Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and authorizes the Collateral Agent to act on the instruction of the Administrative Agent. As to any matters not expressly provided for by the Loan Documents

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(including enforcement or collection of the Obligations of the Loan Parties), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to any Loan Document or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

(b) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent; provided, further, that the Borrower shall not be obligated to pay any incremental expenses of such Supplemental Collateral Agent without its written consent, such consent not to be unreasonably withheld. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(b) in the absence of such Agent’s gross negligence or willful misconduct.

Section 7.02 Agent’s Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents, (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at

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any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party, (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03 BBVA Bancomer, BBVA Continental and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, BBVA Bancomer and BBVA Continental shall have the same rights and powers under this Agreement and, as applicable, shall be subject to the same obligations as any other Lender and may exercise and, as applicable, must comply with the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include BBVA Bancomer or BBVA Continental in its individual capacity. BBVA Bancomer, BBVA Continental and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if BBVA Bancomer or BBVA Continental were not an Agent and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

Section 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05 Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then made by each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand

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for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) For purposes of this Section 7.05, each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender and (ii) the aggregate unused portions of such Lender’s Term Commitments at such time. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 7.06 Successor Agent. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which in the case of the Administrative Agent shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least U.S.$250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, mortgages, agreements, or amendments thereto, or other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

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ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i) waive any of the conditions specified in Section 3.01 or, in the case of the initial borrowing hereunder, Section 3.02;

(ii) change the number of Lenders or the percentage of (A) the Commitments or (B) the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the Lenders or any of them to take any action hereunder;

(iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of a material portion of the value of the Guaranties to the Lenders;

(iv) release any material portion of the Collateral in any transaction or series of related transactions (other than any release permitted under any Collateral Document);

(v) change the order of application of any prepayment of Advances from the application thereof set forth in the applicable provisions of Section 2.05 or 2.08, respectively; or

(vi) amend this Section 8.01; and

(b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender without the consent of such Lender;

(ii) reduce the principal of, or stated rate of interest on, the Advances owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.05 or 2.06 or any date fixed for any payment of fees hereunder, in each case, payable to a Lender without the consent of such Lender;

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provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents and (B) anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law such Lender shall not be entitled to vote in respect of amendments and waivers under Sections 8.01(a) and (b) and the Commitments and the outstanding Advances or other extensions of credit of such Lender hereunder shall not be taken into account in determining whether the Required Lenders or all of the Lenders, as the case may be, have approved any such amendment or waiver (and the definition of Required Lenders shall automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of any Commitment of such Defaulting Lender, or extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, or reduce the principal amount of any obligation owing to such Defaulting Lender, or reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender, or alter the terms of this proviso, shall require the consent of such Defaulting Lender.

Section 8.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (ii) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), in an electronic medium and delivered as set forth in Section 8.02(b), if to any Loan Party, to the Borrower at its address atAv. Paseo de la República 4675, Surquillo, Lima, Perú, Attention: Mónica María Miloslavich Hart and Claudia Inés Drago Morante, Fax: (511) 213-6590, E-mail Address: mmiloslavich@gym.com.pe and cdrago@gym.com.pe; if to any Initial Lender, at its Applicable Lending Office specified opposite its name on Schedule I; if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent or the Collateral Agent, at its address at Montes Urales 620 2°piso, Lomas de Chapultepec, 11000 Mexico, D.F., Attention: Concepción Zuñiga / Martha Patricia Velazquez, Fax: +5255 5201-2317, E-mail Address: c.zuniga@bbva.com / martha.velazquez@bbva.com; or, as to the Borrower, the Administrative Agent or the Collateral Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 8.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier or other electronic communication of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

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(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the

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Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.03 No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04 Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents and the other documents to be delivered hereunder (including (A) all due diligence, collateral review, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, subject to prior approval for the Borrower (such approval not to be unreasonably withheld) for expenses in excess of U.S.$3,000 (or its equivalent in other currencies) in the aggregate and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto and with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent and each Lender and each of their Affiliates and their shareholders, officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay, any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to

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the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against any Indemnified Party on any theory of liability arising out of or otherwise relating to the Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.08, 2.09 or 2.10, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 2.16, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.05, 2.08 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or failure to pay or prepay, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.09, 2.12 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any other Loan Document.

Section 8.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the

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Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

Section 8.06 Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

Section 8.07 Assignments and Participations. (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and the Note held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than U.S.$5,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.16 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.16 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the amount specified in Section 2.16 and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of U.S.$3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.16, the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the

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Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.09, 2.10, 2.12, 2.13 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee confirms that it is an Eligible Assignee, (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, each Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such

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Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee and the relevant Note Filling Agreement and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender and the relevant Note Filling Agreement, in each case, with respect to the Notes, with por aval guarantee executed by each Guarantor. Each such new Note or Notes and Note Filling Agreement or Note Filling Agreements shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 and Exhibit A-2, respectively.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and the Note held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.09 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(g) (it being understood that the documentation required under Section 2.12(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.07(a); provided that such participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under Section 8.07(a) and (B) shall not be entitled to receive any greater payment under Section 2.09 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change of Law that occurs after the participant acquired the applicable participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

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(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the U.S. Federal Reserve System.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 8.08 Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, or to actual or prospective counterparties in respect of any other arrangement between such Lender or Agent and such counterparty in respect of any securitization, hedge or other transaction under which payments are to be made between such Lender and such counterparty by reference to this Agreement, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (e) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

Section 8.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11 Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

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Section 8.12 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof and to the courts of its own corporate domicile in respect of any actions brought against it as a defendant, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 8.02.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Agreement and the other Loan Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (d) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

(e) Nothing in this Section shall affect the right of a Secured Party to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of Perú.

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Section 8.13 Judgment Currency. (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Notes in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase U.S. Dollars with such other currency in New York City on the Business Day preceding that on which final, non-appealable judgment is given.

(b) The obligations of the Loan Parties in respect of any sum due to the Secured Parties hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency, the Administrative Agent may, in accordance with normal, reasonable banking procedures, purchase U.S. Dollars with such other currency. If the amount of U.S. Dollars so purchased is less than the sum originally due to the Secured Parties, in U.S. Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss.

Section 8.14 Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act. The Borrower will provide each Lender and the Administrative Agent with all assistance as may be necessary (including, where relevant, the provision of identification documents) to enable such Lender and the Administrative Agent to comply with its obligations to identify their clients for anti-money laundering purposes.

Section 8.15 Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Loan Documents, the Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 8.16 Affiliate Activities. The Borrower acknowledges that the Agents (and each of their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or

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instruments. Such investment and other activities may involve securities and instruments of the Borrower and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents (ii) be customers or competitors of the Borrower and its Affiliates or (iii) have other relationships with the Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

Section 8.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i)(A) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any such Agent has advised or is advising the Borrower or its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Agents, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (ii)(A) the Agents each are and have been acting solely as principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower, on behalf of itself and the other Loan Parties, hereby waives and releases any claims that it may have against any Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow.]

63	GyM Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GRAÑA Y MONTERO S.A.A., as Borrower

By
Name:
Title:

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

BBVA BANCOMER S.A., INSTITUCIÓN DE BANCA MULTIPLE, GRUPO FINANCIERO BBVA BANCOMER, as Administrative Agent

By
Name:
Title:

BBVA CONTINENTAL, as Collateral Agent

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

Initial Lenders

Commitment

U.S.$	BBVA BANCO CONTINENTAL

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	BANCOLOMBIA PUERTO RICO INTERNACIONAL INC.

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	BANCO LATINOAMERICANO DE COMERCIO EXTERIOR, S.A.

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	BANCO ITAU CHILE

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	BANCO DE CREDITO E INVERSIONES, S.A., MIAMI BRANCH

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	BANCO BTG PACTUAL S.A. – CAYMAN BRANCH

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	CORPBANCA, NEW YORK BRANCH

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	HSBC BANK USA, NATIONAL ASSOCIATION

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	BANCO INTERNATIONAL DEL PERÚ S.A. - INTERBANK

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	BANCO SANTANDER, S.A.

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	THE BANK OF NOVA SCOTIA

By
Name:
Title:

[Signature Page]	GyM Credit Agreement

U.S.$	JPMORGAN CHASE BANK, N.A.

By
Name:
Title:

U.S.$	Total Commitments

[Signature Page]	GyM Credit Agreement

Schedule I

to Credit Agreement

APPLICABLE LENDING OFFICES

Name of Initial Lender	Lending Office

BBVA Banco Continental	Av. República de Panamá 3055, San Isidro, Lima 27, Lima, Perú

Bancolombia Puerto Rico Internacional Inc.	270 Muñoz Rivera Avenue, suite 502, 00918 San Juan, Puerto Rico

Banco Latinoamericano de Comercio Exterior, S.A.	Torre V Business Park, Ave. La Rotonda, Urb. Costa del Este, Panama, Republic de Panama

Banco Itau Chile	Av. Apoquindo 3457 Las Condes, Santiago, Chile

Banco de Credito e Inversiones, S.A., Miami Branch	701 Brickell Avenue, Suite 2250, Miami, FL 33131

Banco BTG Pactual S.A. – Cayman Branch	Butterfield House, 68 Fort Street, Grand Cayman, Cayman Islands

Corpbanca, New York Branch	845 3rd Avenue, 5th floor, New York, NY 10022

HSBC Bank USA, National Association	452 5th Avenue, New York, NY 10018

Banco International del Perú S.A. – Interbank	Avenida Carlos Villarán 140 Urbanización Santa Catalina La Victoria, Lima, Perú

Banco Santander, S.A.	Julio Herrera y Obes 1365, Montevideo, Uruguay

The Bank of Nova Scotia	720 King Street West, Toronto, Canada

JPMorgan Chase Bank, N.A.	270 Park Avenue, New York, NY 10017

Sch. I-1	GyM Credit Agreement

Exhibit A-1

to Credit Agreement

FORM OF PROMISSORY NOTE

[Attached.]

A-1-1	GyM Credit Agreement

Exhibit A-2

to Credit Agreement

FORM OF NOTE FILLING AGREEMENT

[Attached.]

A-2-1	GyM Credit Agreement

Exhibit B

to Credit Agreement

FORM OF NOTICE OF BORROWING

BBVA Bancomer S.A., Institución de

Banca Multiple, Grupo Financiero BBVA Bancomer,

as Administrative Agent for the Lenders party

to the Credit Agreement

referred to below

[—]	[Date]

Attention: [—]

Ladies and Gentlemen:

The undersigned, Graña y Montero S.A.A., refers to the Credit Agreement, dated as of February 27, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, BBVA Continental, as Collateral Agent for the Secured Parties, and BBVA Bancomer S.A., Institución de Banca Multiple, Grupo Financiero BBVA Bancomer, as Administrative Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(a) The Business Day of the Proposed Borrowing is [—], 20[—].

(b) The aggregate amount of the Proposed Borrowing is U.S.$[—].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct in all material respects (unless any such representation or warranty is qualified by or subject to a materiality qualification (including “Material Adverse Effect” or similar term of qualification), such representation or warranty shall be correct) on and as of the date of such Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (or, if stated to have been made as of an earlier date, were true and correct (in all material respects, as the case may be) as of such earlier date); and

(ii) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

B-1	GyM Credit Agreement

GRAÑA Y MONTERO S.A.A.

By
Name:
Title:

B-2	GyM Credit Agreement

Exhibit C

to Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of February 27, 2013 (as amended or modified from time to time, the “Credit Agreement” ; terms defined therein being used herein as therein defined), among Graña y Montero S.A.A., a sociedad anónima abierta organized under the laws of Perú (the “Borrower”), the Lenders, BBVA Continental, as Collateral Agent for the Secured Parties, and BBVA Bancomer S.A., Institución de Banca Multiple, Grupo Financiero BBVA Bancomer, as Administrative Agent for the Lenders.

The “Assignor” and the “Assignee” referred to on Schedule 1 agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of[, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with,] the Credit Agreement or any other instrument or document furnished pursuant thereto, (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto and (iv) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note payable to the order of the Assignee or new Notes payable to the order of the Assignee and the Assignor, respectively, as specified on Schedule 1.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) confirms that it is a sophisticated investor which has the ability to evaluate the merits and risks of an investment in the Credit Agreement,

C-1	GyM Credit Agreement

including the financial and political conditions in Perú as of the date hereof, and the ability to assume the economic risks involved in such an investment and (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier or other electronic communication shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

[Signature Pages Follow.]

C-2	GyM Credit Agreement

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:	[—]%

Assignee’s Commitment:	U.S.$[—]

Aggregate outstanding principal amount of Advances assigned:	U.S.$[—]

Effective Date[1]: [—], 20[—]

[NAME OF ASSIGNOR], as Assignor

By
Name:
Title:

Dated: [—], 20[—]

[NAME OF ASSIGNEE], as Assignee

By
Name:
Title:

Domestic Lending Office:
[Address]

LIBO Rate Lending Office:
[Address]

Accepted this [—] day of [—], 20[—]:

BBVA BANCOMER S.A., INSTITUCIÓN DE BANCA MULTIPLE, GRUPO FINANCIERO BBVA BANCOMER, as Administrative Agent

[1]	NTD: This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

C-3	GyM Credit Agreement

By
Name:
Title:

C-4	GyM Credit Agreement